EXHIBIT G

                       SECOND AMENDMENT TO
     NOTE AND PREFERRED STOCK PURCHASE AGREEMENT AND WAIVER


          This SECOND AMENDMENT TO NOTE AND PREFERRED STOCK PURCHASE AGREEMENT AND WAIVER (this "AMENDMENT") is dated as of May 15, 1996 and entered into by and among STYLES ON VIDEO, INC., a Delaware corporation ("SOV"), FOREVER YOURS, INC., a California corporation ("FYI", and, together with SOV, the "Companies"), and INTERNATIONAL DIGITAL INVESTORS, L.P., a Delaware limited partnership (the "Investor").

                            RECITALS

          WHEREAS, the Companies and the Investor entered into a Note and Preferred Stock Purchase Agreement, dated as of November 20, 1995, as amended by that certain First Amendment to Note and Preferred Stock Purchase Agreement and Waiver (as so amended, the "Existing Note Agreement");

          WHEREAS, the Companies and the Investor entered into a second Note and Preferred Stock Purchase Agreement, dated as of May 14, 1996 (the "Additional Note Agreement"), and the Companies have requested that the Investor enter into this amendment in connection therewith.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

          SECTION 1.       DEFINITIONS

          All capitalized terms used in this Amendment, if not defined in Section 6 hereof, shall have the meanings given thereto in Exhibit A of the Existing Note Agreement, and, if not defined therein, shall have the meanings given thereto in Exhibit A to the Additional Note Agreement.

          SECTION 2.     AMENDMENTS TO SECTION 2: PAYMENT;
                         PREPAYMENT AND PURCHASE OF THE NOTES.

          (a) Section 2.1 of the Existing Note Agreement is hereby amended by adding at the end thereto the following subsection (c):

               "(c) Subject to the last sentence of this paragraph, at the option of the Companies, payment of the interest accruing on the outstanding Notes during each month and due on each date on which interest is due and payable (each an "Interest Payment Date") after May 30, 1996 and prior to December 31, 1996 may be deferred if during such month the Combined Operating Cash Flow was not positive. Such deferred interest will not bear interest prior to December 31, 1996, but, to the extent not theretofore paid, shall bear interest on and after December 31, 1996 at the rate applicable to the Notes to the extent permitted by applicable law. Prior to December 31, 1996, all such deferred and current interest will be paid on a cumulative basis on each Interest Payment Date only to the extent that the Combined Operating Cash Flow in the month to which such Interest Payment Date corresponds was positive; provided that all such deferred, accrued and unpaid interest shall be paid in full on or before December 31, 1996. Interest due and payable on or after December 31, 1996 on any outstanding Notes shall not be deferred. If the Companies elect to defer any portion of the interest due on any Interest Payment Date as provided above, the Companies shall provide the Investor at least 5 business days' written notice of such election (other than for the months of March, April and May of 1996 for which no notice shall be required) and such notice shall set forth in reasonable detail the Operating Cash Flow during each month for which the Companies seek to defer interest and the amount of interest the Companies wish to defer and otherwise be satisfactory in form and substance to the Investor in its reasonable discretion."

          (b) Section 2.3 of the Existing Note Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

               "2.3.     Mandatory Redemption.  The Companies
     hereby jointly and severally covenant and agree that:

               (a) Upon the receipt of any proceeds from the issuance of equity of SOV or FYI (other than equity issued to management pursuant to a management incentive plan approved by the holder or holders of more than 50% of the outstanding principal amount of the Notes and Additional Notes and other than equity issued to the holders of the Notes and Additional Notes) they will immediately apply 100% of such proceeds (net of reasonable costs of issuance) (i) first to the redemption of the Additional Notes in accordance with the terms of the Additional Note Agreement, and then (ii) to the redemption of the Notes then outstanding at a redemption price equal to the principal amount of the Notes together with all accrued and any deferred and unpaid interest thereon through the date of redemption, without premium.

               (b) Upon the receipt of any proceeds of sales and other dispositions of assets by either of the Companies (other than (i) sales of inventory in the ordinary course of business , (ii) sales of obsolete or worn out equipment in the aggregate amount of up to $10,000 per fiscal year to the extent that the proceeds of such sales are used to purchase replacement equipment, or (iii) such other exceptions as may be approved from time to time by the holder or holders of more than 50% of the outstanding principal amount of the Notes and the Additional Notes), they will immediately apply 100% of such proceeds (net of reasonable out-of-pocket expenses)
     (i) first to the redemption of the Additional Notes in accordance with the terms of the Additional Note Agreement, and then (ii) to the redemption of the Notes then outstanding at a redemption price equal to the principal amount of the Notes being redeemed, together with all accrued and any deferred and unpaid interest thereon through the date of redemption, without premium.

               (c) Upon the receipt of any tax refunds from any domestic or foreign taxing authority by either of the Companies, the Companies shall immediately apply 100% of the proceeds of such refunds (i) first to the redemption of the Additional Notes in accordance with the terms of the Additional Note Agreement, and then (ii) to the redemption of the Notes then outstanding at a redemption price equal to the principal amount of the Notes being redeemed, together with all accrued and any deferred and unpaid interest thereon through the date of redemption, without premium.

               (d) Upon release of the Gross Cash Proceeds of the Accounting Claims from the Escrow Account, such amounts will immediately be paid to the Investor and the Investor shall (i) apply an amount in the aggregate equal to 60% of the Net Cash Proceeds from the 1993 Claim and 75% of the Net Cash Proceeds from the 1994 Claim (A) first to the redemption of the Additional Notes then outstanding in accordance with the terms of the Additional Note Agreement, and (B) second to the redemption of the Notes at a redemption price equal to the principal amount of the Notes being redeemed, together with all accrued and any deferred and unpaid interest thereon through the date of redemption, without premium, (ii) retain an amount equal to all fees and expenses for which the Companies are obligated pursuant to clause (a) of Section 11.10 of the Additional Note Agreement (including but not limited to the reasonable fees and expenses of O'Melveny & Myers, counsel to the Investor) for which the Companies shall have theretofore received invoices and (iii) deliver to SOV an amount equal to the Attorneys' Fees to be used by SOV to pay such Attorneys' Fees. If no Event of Default has occurred and is then continuing, any proceeds remaining after such application shall be delivered to the Companies to be used by the Companies first to pay the reasonable fees and disbursements of their counsel, Christensen, White, Miller, Fink, Jacobs, Glaser &
     Shapiro L.L.P., as invoiced on or before such date, and then for other authorized corporate purposes. If an Event of Default has occurred and is then continuing, the Investor shall apply the remaining proceeds in accordance with the applicable security agreements (i) first to the redemption of all Additional Notes, in accordance with the terms of the Additional Note Agreement, and then (ii) to the redemption of the Notes then due and payable as a result of such Event of Default or otherwise become due, at a redemption price equal to the principal amount thereof, together with all accrued, deferred and unpaid interest thereon to the date of redemption. Upon the written request of the Companies, given within 30 days of the date on which the Gross Cash Proceeds of the Accounting Claims are released from the Escrow Account, the Investor shall, within 5 business days of receipt of such request, provide to the Companies a written accounting of the application of such proceeds."

          (c) Section 2.4 of the Existing Note Agreement is hereby amended by deleting such subsection in its entirety and substituting therefor the following:

               "2.4  Right to Put.

               (a) Granting of Put to Holders of Notes. The Companies hereby give and grant to each holder of Notes the option, right and privilege (such option, right and privilege herein collectively referred to as the "Right to Put") to require the Companies upon or after the occurrence of a Put Event (unless such occurrence or event shall receive prior approval by the holders of more than 50% of the outstanding principal amount of the Notes) to purchase from such holder on the terms and conditions hereinafter set forth, and the Companies jointly and severally agree so to purchase from such holder, for an amount equal to the principal amount of the Notes together with deferred and accrued and unpaid interest thereon through the date of such purchase, without premium, that amount of Notes specified by such holder.

               (b)   Granting of Put to Holders of Series A
     Preferred. SOV hereby gives and grants to each holder of Series A Preferred the option, right and privilege (such option, right and privilege herein collectively referred to as the "Right to Put") to require SOV upon or after the occurrence of a Put Event (unless such occurrence or event shall receive prior approval by the holders of more than 50% of the outstanding Series A Preferred) to purchase from such holder on the terms and conditions hereinafter set forth, and SOV agrees so to purchase from such holder, for an amount equal to the liquidation preference of the Series A Preferred together with accrued and unpaid dividends through the date of such purchase, without premium, that amount of Series A Preferred specified by such holder.

               (c) Exercise of Put. Within five days after the occurrence of a Put Event (unless such occurrence shall receive prior approval as contemplated in Section 2.4(a) and (b)), the Companies shall give each holder of Notes and each holder of Series A Preferred written notice thereof describing the Put Event, and the facts and circumstances surrounding the occurrence thereof, in reasonable detail. At any time prior to 30 days after any holder of Notes or any holder of Series A Preferred shall receive such notice, such holder may exercise its Right to Put by delivering to the Companies a notice of sale (a "Notice of Sale") substantially in the form of Exhibit E hereto (with appropriate insertions based on whether the Notice of Sale is delivered by a holder of Notes or a holder of Series A Preferred). If a holder of Notes shall deliver a Notice of Sale, the Companies shall purchase the amount of Notes specified by such holder in the Notice of Sale on the date specified in such notice (which shall not be less than ten days after delivery of such Notice of Sale), and such holder shall sell such Notes to the Companies without recourse, representation or warranty (other than as to such holder's full right, title and interest to such Notes free of any adverse claim therein) at a price, payable in immediately available funds by wire transfer to the account specified in such notice, equal to the principal amount of the Notes together with all deferred and accrued and unpaid interest thereon through the date of such purchase, without premium. If a holder of Series A Preferred shall deliver a Notice of Sale, SOV shall purchase the amount of Series A Preferred specified by such holder in the Notice of Sale on the date specified in such notice (which shall not be less than ten days after delivery of such Notice of Sale), and such holder shall sell such Series A Preferred to SOV without recourse, representation or warranty (other than as to such holder's full right, title and interest to such shares of Series A Preferred free of any adverse claim therein) at a price, payable in immediately available funds by wire transfer to the account specified in such notice, equal to the liquidation preference of the Series A Preferred, together with accrued and unpaid dividends through the date of such purchase, without premium.

               (d)   Put Event.  For the purposes of this
     Section 2.4, a "Put Event" shall mean the occurrence or continuation of any of the following events:

               (i) a sale of either of the Companies to or a consolidation or merger of either of the Companies with any other Person (other than a merger of FYI into SOV) or a sale, lease, transfer or other disposition of all or substantially all of either Companies' properties or assets (whether now owned or hereafter acquired) to any other Person in one or a series of related transactions; or

               (ii) any transaction or series of transactions (whether by purchase of existing shares of common stock, issuance of shares of common stock, merger, consolidation or otherwise, except as a result of issuance or transfer of the Warrants, the Arnold Warrants or the Additional Warrants, exercise of the Existing Warrants, the Arnold Warrants, the Additional Warrants, the Settlement Warrants, the Independent Committee Warrants or the Shutler Warrants, options previously issued pursuant to management incentive plan as set forth on Schedule 3.2(d) and options issued pursuant to management incentive plans which have been approved in writing by holders of 50% or more of the Notes and the Additional Notes, or conversion of the Series A Preferred or the Series B Preferred) the result of which is that any Person or group of Persons other than the Investor (or the holders of 50% or more of the outstanding Series A Preferred or the Series B Preferred or 50% or more of the outstanding principal amount of the Notes or the Additional Notes) becomes the beneficial owner (as such term is defined in the federal securities laws), directly or indirectly, of 10% or more of the common stock of either of the Companies; or

               (iii)     the closing of the offering by either
                         of the Companies of its securities for
                         sale to the investment public pursuant
                         to an effective registration
                         statement."

          SECTION 3.  AMENDMENTS TO SECTION 8: COVENANTS.

          Section 8 of the Existing Note Agreement is hereby amended by deleting such Section in its entirety and substituting therefor the following:

               "8.   Covenants.  The Companies covenant and
     agree that from the date of this Agreement to the Closing and thereafter so long as any Notes shall be outstanding:

               8.1 Limitations on Liens. The Companies will not, directly or indirectly, create, incur, assume, permit to subsist or agree to provide any Lien upon any of the property of the Companies, whether now owned or hereafter acquired, except:

               (a)   Permitted Liens;

               (b)   Liens presently securing Existing Secured
     Debt.

               (c) Liens on furniture, fixtures and equipment securing purchase money Debt in an aggregate amount
     (including any Existing Secured Debt of this kind) as shall not be greater than the corresponding amount on the last day of the fiscal quarters set forth below:

               June 30, 1996       $1,200,000
               September 30, 1996  $1,450,000
               December 31, 1996   $1,700,000
               March 31, 1997      $1,900,000
               June 30, 1997       $2,100,000
               September 30, 1997  $2,250,000
               December 31, 1997   $2,300,000
               March 31, 1998      $2,800,000
               June 30, 1998       $3,300,000

               (d)   Liens securing the Notes and the
     Additional Notes.

               8.2   Maintenance of Certain Financial
     Conditions. The Companies will cause the following financial conditions to exist at all times:

               (a)   Consolidated Net Worth shall equal or
     exceed -$3,540,000 on December 31, 1996 and -$3,230,000
     on December 31, 1997;

               (b) Consolidated Net Worth shall not be less than the corresponding amount on the last day of any two consecutive fiscal quarters ending on the dates set forth below:

               Quarters ending         Amount
               ----------------     -------------
               June 30, 1996        -$3,950,000
               September 30, 1996   -$4,490,000
               December 31, 1996    -$4,720,000
               March 31, 1997       -$4,850,000
               June 30, 1997        -$4,870,000
               September 30, 1997   -$4,700,000
               December 31, 1997    -$4,300,000
               March 31, 1998       -$3,800,000
               June 30, 1998        -$3,300,000

               (c)   EBITDA of FYI shall equal or exceed
     -$2,000,000 for the year ended December 31, 1996 and $1,130,000 for the year ended December 31, 1997.

               (d) EBITDA of FYI shall not be less than the corresponding amount during any two consecutive fiscal quarters ending on the dates set forth below:

               Quarters ending        Amount
               ----------------     -------------
               June 30, 1996        -$811,000
               September 30, 1996   -$340,000
               December 31, 1996      $17,000
               March 31, 1997         $93,000
               June 30, 1997         $175,000
               September 30, 1997    $286,000
               December 31, 1997     $445,000
               March 31, 1998        $615,000
               June 30, 1998         $785,000

          8.3 Limitations on Debt. Neither of the Companies will incur, create, issue, assume or guarantee any Debt except:

               (a)  Debt under the Notes and the Additional
     Notes;

               (b)  Debt secured by a Lien permitted by
     Section 8.1; and

               (c)  Debt existing on the date hereof and
     listed on Schedule 8.3.

               8.4  Consolidations Merger, Sale of Assets,
     etc. Neither SOV nor FYI shall (or permit Dycam to) voluntarily liquidate or dissolve, or (whether in a single transaction or a series of transactions) consolidate or merge with any other Person, or permit any other Person to consolidate or merge with any of them, or sell, lease, transfer or otherwise dispose of all or substantially all of any of their properties or assets (whether now owned or hereafter acquired) to any other Person, except that each of SOV and FYI may consolidate with or merge into, or sell its assets as an entirety or substantially as an entirety to, any other Person if the successor formed by such consolidation or the survivor of such merger or the Person that acquires such assets is a solvent corporation, partnership or limited liability company which shall be organized under the laws of, any state of the United States of America and, if SOV or FYI, as the case may be, is not such corporation, partnership or limited liability company, such corporation, partnership or limited liability company (i) shall have executed and delivered to each holder of any Notes and Additional Notes its assumption of the due and punctual payment of the principal of, and premium (if any) and interest on the Notes and Additional Notes according to their tenor, and the due and punctual performance and observance of the obligations of the Companies under this Agreement and under the Notes and Additional Notes, the Series A Preferred and Series B Preferred and the Warrants and Additional Warrants, and (ii) shall have caused to be delivered to each holder of any such Notes and Additional Notes a favorable opinion of counsel, such opinion and counsel to be reasonably satisfactory to the holders of at least 66-2/3% in unpaid principal amount of the Notes and Additional Notes then outstanding, to the effect that all agreements and instruments effecting such assumption are enforceable in accordance with their terms (subject to customary exceptions) and comply with the terms hereof; provided, however, that at the time of and immediately after giving effect to any such merger, consolidation, sale, lease or other disposition, no Event of Default or Default shall have occurred and be continuing. No sale or other disposition permitted by this Section 8.4 shall in any event release the Companies or any successor corporation, partnership or limited liability company that shall theretofore have become such in the manner prescribed in this Section 8.4 from any of its obligations and liabilities under this Agreement, the Additional Note Agreement and the Additional Notes and the Notes, except that a sale of all assets shall release such Company or any successor corporation, partnership or limited liability company that shall theretofore have become such in the manner prescribed in this Section 8.4 from all of its obligations under this Agreement, the Additional Note Agreement, the Additional Notes and the Notes.

               8.5 Nature of Business. Neither FYI nor SOV will engage in any line of business in which it is not currently engaged, cease engaging in a business in which it is currently engaged or otherwise alter its manner of conducting business from that existing as of the date of the Letter of Intent, except that each of FYI and SOV may engage in activities that are ancillary, incidental or necessary to each of their ongoing businesses as presently conducted or as conducted from time to time, and except to the extent that SOV shall be permitted to wind down its beauty imaging division.

               8.6 Capital Expenditures. The Companies will not permit Consolidated Capital Expenditures for any fiscal year to exceed $4,000,000.

               8.7  Limitation on Investments, Loans and
     Advances. The Companies will not, and will not permit any of their Subsidiaries to, make any advances or loans to, or other Investments in, any other Person other than ordinary advances for travel expenses and advances in payment of salaries already earned and other than for loans between the Companies in the ordinary course of business in an aggregate amount not exceeding $10,000 in any fiscal year.

               8.8 Restricted Payments. The Companies will not, directly or indirectly, declare or make any Distribution, except that FYI may make Distributions to SOV to meet its obligations under this Agreement, the Additional Note Agreement, the Additional Notes and the Notes.

               8.9  Transactions with Affiliates.  The
     Companies will not, and will not permit any Subsidiary to, directly or indirectly, engage in any transactions with any Affiliate of the Companies (an "Affiliate Transaction"), other than transactions entered into in the ordinary course of business pursuant to the reasonable requirements of the Companies' or such Subsidiary's business and upon fair and reasonable terms that are no less favorable to the Companies or such Subsidiary, as the case may be, than would be obtainable at the time on an arms-length basis from Persons that are not Affiliates. Notwithstanding the foregoing, (i) any Affiliate Transaction exceeding $100,000 in value must be approved by a majority of the directors of SOV who are not employed by SOV or any of its Affiliates, and (ii) should such Affiliate Transaction exceed $1,000,000 in value, the opinion of a recognized appraisal or valuation firm that the transaction is fair to the Companies from a financial point of view shall be obtained.

               8.10 Charter and Bylaws. The Companies will not amend or otherwise modify the charter or bylaws of either Company without the prior written consent of the holder or holders of more than 50% of the outstanding principal amount of the Notes.

               8.11 [Intentionally left blank.]

               8.12 Information. The Companies will deliver to the Investor:

          (a) as soon as available and in any event within 90 days after the end of each fiscal year of SOV (or, in the case of the 1995 fiscal year, 270 days after the end of such fiscal year), an audited consolidated balance sheet of SOV and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations and cash flow, for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by a report thereon of independent public accountants of nationally recognized standing, together with consolidating statements of FYI and Dycam;

          (b) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of SOV, a consolidated balance sheet of SOV and its subsidiaries as of the end of such quarterly period and the related consolidated statement of operations for such period and (in the case of the second and third such quarterly periods) for the portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, together with consolidating statements of FYI and Dycam, all certified (subject to normal year-end adjustments) as to fairness of presentation, consistency and, except for the absence of footnotes, generally accepted accounting principles by the chief financial officer or the chief accounting officer of SOV;

          (c) simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and
     (b) above, a certificate of the chief financial officer or the chief accounting officer of each of the companies
     (i) setting forth in reasonable detail the calculations required to establish whether the Companies were in compliance with the requirements of Sections 8.1(c), 8.2 and 8.6, on the date of such financial statements and
     (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Companies are taking or propose to take to cure such Default or Event of Default;

          (d) within five business days after any officer of either of the Companies obtains knowledge of any Default or Event of Default, a certificate of the chief financial officer or the chief accounting officer of the Companies setting forth the details thereof and the action which the Companies are taking or propose to take with respect thereto;

          (e) promptly upon the filing or receipt thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and other reports which SOV or Dycam shall have filed with the Securities and Exchange Commission;

          (f) promptly upon the release or receipt thereof, copies of any press release issued by either of the Companies or Dycam;

          (g) within five business days after any officer of either of the Companies becomes aware of the threat or commencement of any litigation, or any material development in any pending or future litigation, against either of the Companies, Dycam or Styles, that includes allegations of damages in excess of $100,000 or that otherwise could have a material adverse effect on the assets, operations, prospects or financial condition of any of them, notice providing reasonable details about the threat or commencement of such litigation or providing reasonable details on such material development;

          (h) within five business day after any officer of either of the Companies becomes aware of the threat or commencement of any suspension of trading or delisting of Common Stock (or any adverse position asserted by AMEX in connection with pending efforts to terminate such suspension), notice providing reasonable details about such threat, commencement or adverse position; and

          (i) such other financial and other information as any holder of the Notes may reasonably request.

               8.13 Inspection. Upon reasonable notice and at the Investor's expense in the absence of an Event of Default, the Companies shall permit any holder of the Notes, the Series A Preferred or the Warrants, at such reasonable times as may be requested by such holder, to examine the Companies' books of account and records, to inspect the Companies' properties and to discuss the Companies' affairs, finances and accounts with its officers and auditors.

               8.14  Payment of Notes: Maintenance of Books
     and Office. The Companies will duly and punctually pay the principal of, premium (if any) and interest on the Notes in accordance with the terms of the Notes and this Agreement. The Companies will maintain a system of accounting established and administered in accordance with GAAP, keep proper books of record and account in which full, true and correct entries are made of its business transactions, and set aside appropriate reserves, all in accordance with GAAP. The Companies will each maintain a principal office at a location in the United States of America where notice, presentations and demands in respect of this Agreement and the Notes may be made upon them and will notify, in writing, each holder of a Note of any change of location of such office; and such office shall be maintained at 667 Rancho Conejo Boulevard, Newbury Park, California 91320, until such time as the Companies shall so notify the holders of the Notes of any such change.

               8.15 Incentive Plan. Subject to the approval of the holder or holders of at least 50% of the outstanding Notes and Additional Notes, which approval shall not be unreasonably withheld, SOV shall either amend its existing incentive stock option plan or implement a new incentive stock option plan or both for the benefit of management and employees, which plan or plans shall (together with the existing incentive stock option plans) cover approximately 6 1/2% of SOV's fully diluted equity, including all Common Stock and all preferred stock, options or warrants which can be exercised or converted to Common Stock. SOV's Board of Directors shall, on or before October 31, 1996, authorize such actions as are necessary to implement such plan or plans.

               8.16 Other Benefit Plans. The Companies agree to use their best efforts to implement revised Employee Benefit Plans and Benefit Arrangements, with approval by the appropriate boards of directors after the Closing, taking into consideration the present financial condition, financial projections and business plans of the Companies and Dycam, which revised Employee Benefit Plans and Benefit Arrangements shall not be adopted without the approval of the holder or holders of more than 50% of the outstanding principal amount of the Notes and Additional Notes, which approval shall not be unreasonably withheld. As long any Notes and Additional Notes remain outstanding, the Companies shall not take or omit to take any action with respect to any Employee Benefit Plans or Benefit Arrangements that would render the representations and warranties set forth in Section 3.16(b) false or incorrect or breached in any material respect if such representations and warranties were made on a continuing basis after the Closing.

               8.17. Reservation of Additional Shares. On or prior to October 31, 1996, SOV shall take all corporate action, and the shareholders of SOV shall have taken all shareholder action, in each case, necessary to authorize and reserve for issuance a number of shares of Common Stock at least equal to the number of shares of Common Stock into which the Series A Preferred and the Series B Preferred may be converted and for which the Existing Warrants, the Additional Warrants, the Shutler Warrants, the Arnold Warrants and the Independent Committee Warrants may be exercised."

          SECTION 4.     AMENDMENTS TO SECTION 9: EVENTS OF
                         DEFAULT; REMEDIES.

          Section 9.1 of the Existing Note Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

               "9.1 Events of Default Defined: Acceleration of
     Maturity: Rescission and Annulment. If any of the following conditions or events (herein called "Events of Default) shall occur and be continuing:

               (a)  default shall be made in the due and
     punctual payment of all or any part of the principal of any Note when and as the same shall become due and payable, whether on a date fixed for required prepayment, redemption or purchase, at stated maturity, by acceleration or declaration, on a date fixed for an optional prepayment by notice thereof or otherwise, and, in the case of any required quarterly repayment pursuant to Section 2.1 of this Agreement, such default shall have continued for a period of one business day; or

               (b)  default shall be made in the due and
     punctual payment of any interest on any Note when and as such interest shall become due and payable, subject to the deferrals permitted under Section 2.1(c), or in the due and punctual payment of any other fees or amounts due and payable hereunder (other than a default pursuant to Section 9.1(a) hereof) and such default shall have continued for a period of five days; or

               (c) default shall be made in the performance or observance of any covenant, agreement or condition contained in Section 8.1 through 8.14, inclusive, and
     8.16 and 8.17; or

               (d) default shall be made in the performance or observance of any other covenant, agreement or condition contained in this Agreement and such default shall have continued for a period of 30 days; or

               (e) (i) default shall be made in the payment of any part of the principal of, the premium (if any) or the interest on, or any other payment of money due in respect of, Debt of either of the Companies for money borrowed in an aggregate principal amount of at least $50,000 (other than with respect to (A) the Notes or (B) any indebtedness among the Companies and their affiliates if and to the extent all such defaults existing in respect of such intercompany indebtedness are fully waived by each party entitled to relief with respect thereto and no such relief is sought), beyond any period of grace provided with respect thereto, or (ii) default shall be made in the performance or observance of any other agreement, term or condition contained in any document or documents evidencing or securing Debt, or in any agreement or agreements under which Debt was issued or created, in each case, if the effect of any one or more such defaults is to cause the holders of Debt (or a trustee on behalf of such holders) to cause any payment or payments in respect of such Debt aggregating not less than $50,000 (other than with respect to (A) the Notes or (B) any indebtedness among the Companies and their affiliates if and to the extent all such defaults existing in respect of such intercompany indebtedness are fully waived by each party entitled to relief with respect thereto and no such relief is sought) to become due prior to the scheduled due date or dates thereof or
     (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder or holders of any Debt to convert such Debt into equity interests), (x) either of the Companies has become obligated to purchase Debt (other than the Notes) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000 or (y) one or more Persons require either of the Companies so to purchase any such Debt in an aggregate principal amount of at least $50,000; or

               (f) Either of the Companies or Dycam shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally unable or admit in writing its inability to pay its debt as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law of any jurisdiction, (vi) acquiesce in writing to, or fail to controvert in a timely or appropriate manner, any petition filed against it in an involuntary case under such Bankruptcy Code, (vii) take any action under the laws of any jurisdiction analogous to any of the foregoing, (viii) be adjudicated as insolvent or to be liquidated or (ix) take any corporate action in furtherance of any of the foregoing; or

               (g) a proceeding or case shall be commenced, without the application or consent of SOV, FYI or Dycam, as the case may be, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstated and in effect, for a period of 60 days; or

               (h)  final judgment for the payment of money
     shall be rendered by a court of competent jurisdiction against SOV, FYI or Dycam, and SOV, FYI or Dycam, as the case may be, shall not discharge the same or provide for its discharge in accordance with its terms, or agree to terms for discharge satisfactory to the Investor (in its sole discretion), or procure a stay of execution thereof within 60 days from the date of entry thereof and within said period of 60 days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment together with all other such judgments not then discharged or then subject to such a stay shall exceed in the aggregate $50,000; or any creditor shall obtain a priority, by attachment or otherwise, on any material asset or assets of either of the Companies (except that (i) Dycam may obtain priority on any camera equipment leased by Dycam to FYI in the ordinary course of business and (ii) other lessors may obtain priority on equipment leased by them to the Companies in the ordinary course of business); or

               (i) any representation or warranty made by or on behalf of the Companies or Dycam or by an officer of either of the Companies or Dycam in this Agreement or in any certificate or other instrument delivered hereunder or pursuant hereto or in connection with any provision hereof shall prove to be false or incorrect or breached in any material respect on the date as of which made; or

               (j)  there shall have occurred a material
     adverse change in the assets, results of operations, business prospects or financial condition of either of the Companies or Dycam; or

               (k)  an Event of Default shall have occurred
     under the Additional Note Agreement; or

               (l) the Companies or either of them shall have consummated a Topping Offer transaction other than in accordance with Section 9 of the Additional Note
     Agreement; or

               (m) the funds on deposit in the Escrow Account shall not have been released to the Investor on or prior to August 10, 1996;

     then (i) upon the occurrence of any such Event of Default described in clause (f) or (g) of this Section 9.1, the unpaid principal amount of all Notes shall automatically become immediately due and payable, together with the interest accrued or deferred and unpaid thereon (which interest shall be deemed matured), and (ii) upon the occurrence of any other Event of Default and declaration by the holder or holders of more than 50% of the outstanding principal amount of the Notes shall thereupon become immediately due and payable, together with the accrued interest thereon (which interest shall be deemed matured), in each case without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or other requirements of any kind, all of which are hereby expressly waived by the Companies.

               The provisions of this Section are subject, however, to the condition that if, at any time after any Notes shall have so become due and payable and prior to the entry of any judgment for the payment of any monies due on the Notes or pursuant to this Agreement, the Companies shall pay all arrears of interest on the Notes and all payments on account of the principal of the Notes which shall have become due otherwise than by acceleration (with interest on such principal) and all Events of Default (other than nonpayment of principal of and accrued interest on the Notes due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.11, then, and in every such case, the holder or holders of at least 66-2/3% in unpaid principal amount of the Notes at the time outstanding by written notice to the Companies, may rescind and annul any such acceleration and its consequences, but no such action shall affect any subsequent Default or Event of Default or impair any right consequent thereon, and furthermore, no such action shall affect, rescind or annul the declaration by any holder, or the right of any holder to declare, upon the occurrence and continuance of any Event of Default declared in clause (a) or (b) of this Section 9.1, the unpaid principal amount of its own Notes to be due and payable, together with the interest accrued thereon, pursuant to this Section 9.1.

          SECTION 5.  AMENDMENTS TO SECTION  11:
MISCELLANEOUS.

     The first sentence of Section 11.5(a) of the Existing
Note Agreement is hereby amended by deleting such sentence in its entirety and substituting therefor the following:

               (a) The liability of each party (i.e., each of SOV and FYI) hereunder and the Related Agreements are independent of and not in consideration of or contingent upon the liability of the other party or any other Person and a separate action or actions may be brought and prosecuted against each party, whether or not any action is brought or prosecuted against the other party or any other Person or whether the other Person is joined in any such action or actions.

          SECTION 6.  AMENDMENTS TO EXHIBIT A.

          Exhibit A to the Existing Note Agreement is hereby amended by (i) deleting therefrom the definitions of "Settlement Warrants" and "Net Cash Proceeds" in their entirety and (ii) inserting thereto the following definitions
(including new definitions of "Settlement Warrants" and "Net
Cash Proceeds") in the appropriate alphabetical order:

               ""ACCOUNTING CLAIMS" shall mean any pending or future claims of SOV against its former auditors and such auditors' insurance carriers relating (i) to the preparation, review and audit of SOV's annual and periodic financial statements and SEC reports for each of the fiscal years 1993 and 1994 or (ii) the duties of such auditors to disclose adverse financial information or financial reporting problems to the SOV management or board of directors.

               "ADDITIONAL NOTES" shall mean the 10% Senior
     Notes due June 30, 1998 of the Companies issued from time to time under the Additional Note Agreement, in the form attached as Exhibit B thereto (together with any note or notes issued in exchange, substitution or replacement therefor).

               "ADDITIONAL WARRANTS" shall mean the warrants to purchase 53,848,131 shares of Common Stock issued by SOV to the Investor pursuant to Section 1.1(c) of the Additional Note Agreement.

               "ARNOLD WARRANT" shall mean the warrants to purchase 7,749,449 shares of Common Stock, subject to adjustment in the event of the consummation of a Topping Offer (as defined in the Additional Note Agreement) transaction, issued by SOV to Dana I. Arnold pursuant to the Additional Note Agreement.

               "ATTORNEYS' FEES" shall mean the amount of the Gross Cash Proceeds of the Accounting Claims required to be paid to SOV's attorneys up to a maximum of $250,000 (under the existing agreement disclosed to the Investor and any other agreement approved by the holder or holders of more than 50% of the outstanding principal amount of the Notes and Additional Notes).

               "COMBINED OPERATING CASH FLOW" shall mean for any period, the sum of (i) the Operating Cash Flow of SOV and (ii) the Operating Cash Flow of FYI.

               "ESCROW ACCOUNT" shall have the meaning given thereto in Section 6.17 of the Additional Note Agreement.

               "GROSS CASH PROCEEDS" shall mean the proceeds from the settlement of any of the Accounting Claims (or any trial, mediation, arbitration or other adjudication thereof).

               "INDEPENDENT COMMITTEE WARRANTS" shall mean the warrants to purchase 80,000 shares of Common Stock of SOV at an exercise price not less than $.07 to be issued by SOV to the Chairman of the Independent Committee of SOV's Board of Directors appointed April 18, 1996.

               "NET CASH PROCEEDS" shall mean the Gross Cash
     Proceeds of the Accounting Claims less the Attorneys'
     Fees.

               "OPERATING CASH FLOW" shall mean, with respect to either SOV or FYI, the cash flow from operations of SOV or FYI, as the context requires; provided that Operating Cash Flow shall not include the Gross Cash Proceeds of the Accounting Claims, tax refunds or amounts received by the Companies in respect of the issuance by the Companies of their respective securities.

               "SERIES B PREFERRED" shall mean the 500 shares of Senior Series B Convertible Preferred Stock, $.001 per value per share, of SOV issued to the Investor pursuant to Section 1.1(d) of the Additional Note Agreement.

               "SETTLEMENT WARRANTS" shall mean the warrants to purchase 1,750,000 shares of SOV's Common Stock that SOV intends to issue pursuant to binding terms of settlement of pending shareholder litigation.

               "SHUTLER CONSULTING AGREEMENT" shall mean the Consulting Agreement dated as of April 19, 1986, between
     SOV and Eugene Shutler.

               "SHUTLER WARRANTS" shall mean the warrants to purchase Common Stock of SOV at an exercise price not less than $.07 that SOV has agreed to issue to Eugene
     Shutler under the Shutler Consulting Agreement."

          SECTION 7.     WAIVER

          The Investor hereby agrees to waive through the date hereof any and all Events of Default under the Existing Note
Agreement and the Related Agreements.

          SECTION 8.     COMPANIES' REPRESENTATIONS AND
                         WARRANTIES

          In order to induce the Investor to enter into this Amendment and to amend the Existing Note Agreement in the manner provided herein, each of SOV and FYI represents and warrants to the Investor that the following statements are true, correct and complete:

          A.   CORPORATE POWER AND AUTHORITY.  Each of SOV and
FYI has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Existing Note Agreement as amended by this Amendment (the
"AMENDED AGREEMENT").

          B. AUTHORIZATION OF AGREEMENTS. The execution and delivery of this Amendment and the performance of the Amended
Agreement have been duly authorized by all necessary corporate action on the part of SOV and FYI.

          C. NO CONFLICT. The execution and delivery by each SOV and FYI of this Amendment and the performance by it of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to it or any of its Subsidiaries or any charter document of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on it or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or indenture to which it is bound or by which its properties are subject, (iii) result in or require the creation or imposition of any lien upon any of its properties or assets or those of any of its Subsidiaries, or (iv) require any approval or consent of any person or entity under any of its or any of its Subsidiaries' contractual or other obligations.

          D. GOVERNMENTAL CONSENTS. The execution and delivery by each of SOV and FYI of this Amendment and the performance by it of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body in addition to those required to execute, deliver and perform the Existing Note Agreement.

          E. BINDING OBLIGATION. This Amendment and the Amended Agreement have been duly executed and delivered by each of SOV and FYI and are the legally valid and binding obligations of each of SOV and FYI enforceable against each of SOV and FYI in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          F. INCORPORATION OF REPRESENTATIONS AND WARRANTIES FROM ADDITIONAL NOTE AGREEMENT. The representations and warranties contained in Section 3 of the Additional Note Agreement are and will be true, correct and complete in all material respects on and as of the effective date of this Amendment ("SECOND AMENDMENT EFFECTIVE DATE") to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

          G. RESERVATION OF COMMON STOCK. Subject to the last sentence of Section 12 of the First Amendment to Additional Note and Preferred Stock Purchase Agreement and Waiver, dated as of May 15, 1996, by and among the Companies and the Investor, SOV has reserved sufficient shares of Common Stock for issuance upon exercise of the Series A Warrants and sufficient shares of Common Stock for issuance upon conversion of the Series A Preferred, such reservation remains in effect on the date hereof, and SOV will not take any action to revoke such reservation or make such shares available for any other purpose.

          SECTION 9.     ACKNOWLEDGEMENT AND CONSENT

          SOV is a party to the SOV Security Agreement and the SOV Pledge Agreement, pursuant to which SOV has created Liens in favor of the Investor on certain collateral to secure the obligations of SOV and FYI under the Existing Note Agreement and the Related Agreements (the "OBLIGATIONS"). SOV is also a party to the SOV Guaranty, pursuant to which SOV has guarantied the Obligations of FYI. FYI is a party to the FYI Security Agreement, pursuant to which FYI has created Liens in favor of the Investor on certain collateral to secure the Obligations. FYI is also a party to the FYI Guaranty, pursuant to which FYI has guarantied the Obligations of SOV. SOV and FYI are collectively referred to herein as the "CREDIT SUPPORT PARTIES", and the SOV Security Agreement, SOV Pledge Agreement, SOV Guaranty, FYI Security Agreement and FYI Guaranty, are collectively referred to herein as the "CREDIT SUPPORT DOCUMENTS".

          Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of the Existing Note Agreement and this Amendment and consents to the amendment of the Existing Note Agreement effected pursuant to this Amendment. Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all "Obligations" and "Secured Obligations," as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such "Obligations" and "Secured Obligations," as the case may be, in respect of the Obligations of SOV and FYI now or hereafter existing under or in respect of the Amended Agreement and the Notes defined therein.

          Each Credit Support Party acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment, subject to
Section 10.

          SECTION 10.  INTENT OF THE PARTIES

          Notwithstanding anything herein to the contrary, in entering into this Amendment, it is the intent of the parties hereto that the Existing Note Agreement and the Related Agreements shall be amended hereby such that the provisions of the Existing Note Agreement shall not conflict with the provisions of the Additional Note Agreement and the other Additional Related Agreements. It is the intent of the parties that an event that would be an Event of Default under the Existing Note Agreement and the Related Agreements (other than an Event of Default resulting from the failure to timely pay principal of, or interest on, the Existing Notes after the date hereof) be construed according to the Additional Note Agreement or the Additional Related Agreements, as applicable, except as otherwise set forth in the Additional Note Purchase Agreement and the Additional Related Agreements.

          SECTION 11.  EFFECTIVENESS

          This Amendment shall become effective on the date hereof; provided that, notwithstanding anything herein to the contrary, if the conditions set forth in Section 2 of the First Amendment to Note and Preferred Stock Purchase Agreement and Waiver, dated as of May 15, 1996, among the Companies and the Investor, are not fully satisfied by respective dates set forth therein, this Amendment (including without limitation the waiver set forth in Section 7 hereof) shall become null and void, and the parties hereto shall have their respective positions as of the date hereof as if this Amendment (including without limitation the waiver set forth in Section 7 hereof) had never been made.

          SECTION 12.  MISCELLANEOUS

          A.   REFERENCE TO AND EFFECT ON THE ADDITIONAL NOTE
AGREEMENT AND THE OTHER RELATED AGREEMENTS.

          (i) On and after the Second Amendment Effective Date, each reference in the Additional Note Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Additional Note Agreement, and each reference in the other Related Agreements to the "Additional Note", "thereunder", "thereof" or words of like import referring to the Additional Note Agreement shall mean and be a reference to the Amended Agreement.

          (ii) Except as specifically amended by this Amendment, the Additional Note Agreement and the other
     Related Agreements shall remain in full force and effect and are hereby ratified and confirmed.

          (iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Investor under the Additional Note Agreement or any of the other Related Agreements.

          B. FEES AND EXPENSES. Each of SOV and FYI agrees that all reasonable costs, fees and expenses as described in subsection 11.10 of the Additional Note Agreement incurred by the Investor and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be paid by SOV and FYI and shall be the obligation of each of them jointly and severally.

          C. HEADINGS. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

          D. APPLICABLE LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          E. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon the execution of a counterpart hereof by the Investor, each of the other parties hereto and receipt by the Companies and the Investor of written or telephonic notification of such execution and authorization of delivery thereof.


          [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                 STYLES ON VIDEO, INC.


                                 By: __ Nancy H. Galgas__
                                    Name:  Nancy H. Galgas
                                    Title: Chief Financial Officer


                                 667 Rancho Conejo Blvd.
                                 Newbury Park, CA  91320


                                 FOREVER YOURS, INC.


                                 By: __ Dana I. Arnold__
                                    Name: Dana I. Arnold
                                    Title: President


                                 667 Rancho Conejo Blvd.
                                 Newbury Park, CA  91320


                                 INTERNATIONAL DIGITAL
                                 INVESTORS, L.P.


                                 By IDI Corp., a Delaware
                                 corporation, its general
                                 partner


                                 By:__ Jeffrey Safchik__
                                    Name: Jeffrey Safchik
                                    Title: President

                                 40304 Fisher Island Drive
                                 Fisher Island, FL  33109